Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement (Form S-8 to be filed on or about August 11, 2009) pertaining to the Cypress Bioscience, Inc. 2009 Equity Incentive Plan, of our reports dated March 12, 2009, with respect to the consolidated financial statements of Cypress Bioscience, Inc. and the effectiveness of internal control over financial reporting of Cypress Bioscience, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2008, filed with the Securities and Exchange Commission.

/s/ Ernst & Young, LLP

San Diego, California
August 10, 2009